Exhibit 99.1

Flatiron Health CMO/CSO Joins CareDx Board of Directors

Amy Abernethy adds clinical expertise and patient data insights to the CareDx Board

BRISBANE, Calif., June 28, 2018 (GLOBE NEWSWIRE) — CareDx, Inc. (NASDAQ:CDNA), a molecular diagnostics company focused on the discovery, development, and commercialization of clinically differentiated, high-value diagnostic solutions for transplant patients, today announced that Amy Abernethy, MD PhD is joining the CareDx Board of Directors.

Amy serves as chief medical officer, chief scientific officer and senior vice president for oncology at Flatiron Health, a health technology company focused on building a cancer data platform to accelerate research and improve day-to-day cancer care. Flatiron is a hyper-growth company that started in 2012 and was acquired by Roche Group in 2018 for $2.1 billion. She also serves on the Board of Directors for athenahealth (NASDAQ:ATHN).

Before joining Flatiron, Amy was professor of medicine at Duke University School of Medicine and ran the Center for Learning Health Care in the Duke Clinical Research Institute and Duke Cancer Care Research Program in the Duke Cancer Institute. She maintains an adjunct professorship with Duke.

“Amy brings tremendous expertise generating insights from large patient data sets and building learning healthcare systems. As we further define CareDx’s approach to genomic information and patient care management, her contributions will be invaluable,” said Michael Goldberg, CareDx Chairman of the Board of Directors.

Amy adds her experience in personalized medicine, outcomes research, clinical trials and patient centered care to the CareDx team. With many similarities and cross-over between the oncology and transplant patient populations, there is ample opportunity to translate learnings from one area to the other.

“I look forward to working with the CareDx management team at an exciting time in the company’s history,” said Amy Abernethy. “CareDx is poised as a leader in transplantation and can bring real value to patients through their access to data and focus on long term outcomes.”

About CareDx

CareDx, Inc., headquartered in Brisbane, California, is a molecular diagnostics company focused on the discovery, development and commercialization of clinically differentiated, high-value solutions for transplant recipients. CareDx offers products across the transplant testing continuum, including AlloMap® and AlloSure® for post-transplant surveillance and Olerup SSP®, Olerup QTYPE®, Olerup SBT™, and TruSight for pre-transplant HLA testing.

For more information, please visit: www.CareDx.com.

Forward Looking Statements

This press release contains forward-looking statements. These forward-looking statements are based upon information that is currently available to us and our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including risks associated with successful research, development and planned commercialization of our technologies, that are described in our filings with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed by us with the SEC on March 22, 2018. Any of these may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements.

CONTACTS:

CareDx, Inc.

Sasha King

Chief Commercial Officer

415-287-2393

sking@caredx.com

Investor Relations

David Clair

Integrated Corporate Relations, Inc.

646-277-1266

david.clair@icrinc.com